Exhibit 99.1

Chattem Reports Revenues and Earnings Increase; Affirms Fiscal 2009 Guidance

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--July 9, 2009--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today announced financial results for the six months and second fiscal quarter ended May 31, 2009.

“The strength of our business behind Gold Bond®, ACT®, Icy Hot®, Cortizone-10® and Selsun Blue® and the early success of the 2009 new product launches for these brands has continued to produce strong earnings and operating results. This earnings and cash flow growth has allowed us to manage our capital structure by reducing debt and repurchasing approximately 491,000 shares of our common stock in the first six months of fiscal 2009. The Company’s domestic business, representing 95% of our total revenues, achieved growth of 4.1% and 6.8% over the year ago six and three month periods, respectively, when excluding the discontinued Icy Hot Heat Therapy product from the first quarter of fiscal 2008,” stated Zan Guerry, Chairman and Chief Executive Officer of Chattem.

FIRST SIX MONTHS FINANCIAL RESULTS

Total revenues for the first six months of fiscal 2009 were $237.9 million, compared to total revenues of $237.5 million in the prior year period, representing a 0.2% increase. Total domestic revenues, excluding $1.9 million of sales of Icy Hot Heat Therapy, which was recalled in the first quarter of fiscal 2008, increased $8.9 million, or 4.1%, in the first six months of fiscal 2009 to $227.0 million, as compared to $218.1 million in the prior year period. The increase in domestic revenues was led by sales of Gold Bond, ACT, Icy Hot and Cortizone-10. Offsetting these increases were lower revenues from certain of our smaller brands and a $6.8 million, or 62%, increase in promotional programs that were recorded as a reduction of revenue rather than as advertising and promotion expense in our consolidated statement of income. Revenues of our international division decreased by $6.6 million, or 38%, in the first six months of fiscal 2009, compared to an exceptionally strong first half for our international business in fiscal 2008, resulting from our change in distributors in Latin America, general sales weakness in our European markets due to the weak economy and an adverse foreign exchange rate impact. On a constant currency basis, international revenues for the first six months of fiscal 2009 decreased $4.8 million, or 27%, compared to the prior year period.

Net income in the first six months of fiscal 2009 was $43.8 million, compared to $35.6 million in the prior year period, and earnings per share were $2.26, compared to $1.82 in the prior year period. Net income in the first six months of fiscal 2009 included a loss on early extinguishment of debt and employee stock option expenses under SFAS 123R. Net income in the first six months of fiscal 2008 included a loss on early extinguishment of debt, employee stock option expenses under SFAS 123R and non-recurring expenses related to the voluntary recall of Icy Hot Heat Therapy. As adjusted to exclude these items, net income in the first six months of fiscal 2009 was $46.5 million, compared to $41.5 million in the prior year period, and earnings per share were $2.40, compared to $2.12 in the prior year period, an increase of 12% and 13%, respectively.

SECOND QUARTER FINANCIAL RESULTS

Total revenues for the second quarter of fiscal 2009 were $121.8 million compared to total revenues of $116.7 million in the prior year quarter, representing a 4.4% increase. Total domestic revenues increased $7.4 million, or 6.8%, in the second quarter of fiscal 2009 to $116.1, as compared to $108.7 million in the prior year period. The increase in domestic revenues was led by sales of Gold Bond, ACT, Icy Hot, Cortizone-10 and Selsun Blue. Partially offsetting these increases were decreased sales of Unisom® and certain of our smaller brands and a $4.2 million, or 83%, increase in promotional programs that were recorded as a reduction of revenue rather than as advertising and promotion expense in our consolidated statement of income. International revenues decreased $2.3 million, or 29%, in the second quarter of fiscal 2009 as a result of our change in distributors in Latin America, general sales weakness in our European markets due to the weak economy and an adverse foreign exchange rate impact. On a constant currency basis, international revenues for the second quarter of fiscal 2009 decreased $1.4 million, or 17%, compared to the prior year period.

Net income in the second quarter of fiscal 2009 was $24.2 million, an increase of 17%, compared to net income of $20.7 million in the prior year quarter. Earnings per share in the second quarter were $1.26, an increase of 19%, compared to $1.06 in the prior year quarter. Net income in the second quarter of fiscal 2009 and 2008 included employee stock option expenses under SFAS 123R. As adjusted to exclude this item, net income in the second quarter of fiscal 2009 was $25.5 million, or $1.33 per share, compared to $21.5 million, or $1.10 per share, in the prior year quarter, reflecting increases of 19% and 21% for net income and earnings per share, respectively, as compared to the prior year quarter.

KEY FINANCIAL HIGHLIGHTS

  Alterations in the strategy for trade promotions by our retail customers has resulted in greater utilization of price promotion programs in fiscal 2009 as compared to fiscal 2008. The cost of these price promotion programs is reflected as a reduction of our total revenues and not as a component of advertising and promotion expense. The utilization by retailers of more price promotion programs and the resulting impact on our reported total revenues for fiscal 2009 also arithmetically reduces our gross margin, decreases our reported advertising and promotion spend and the ratio of advertising and promotion expense as a percentage of total revenues and increases the ratio of selling, general and administrative expense as a percentage of total revenues.
  Gross margin for the first six months of fiscal 2009 was 69.6%, compared to 71.6% for the prior year period. For the second quarter of fiscal 2009, gross margin was 69.5%, compared to 72.0% in the prior year quarter. These gross margin decreases resulted in part from higher input costs for certain product components in fiscal 2009 as compared to the same year ago periods, however, we have realized consistent, and in some cases slightly lower costs on certain other input components.
  Advertising and promotion expense (A&P) decreased in the first six months of fiscal 2009 to $55.6 million or 23.4% as a percentage of total revenues, from $64.7 million, or 27.3% as a percentage of total revenues in the prior year period. For the second quarter of fiscal 2009, A&P decreased to $27.0 million, or 22.1% as a percentage of total revenues for the second quarter of fiscal 2009, as compared to 25.9% in the prior year quarter. We have continued to support the new product launches for fiscal 2009, which are principally from the Gold Bond, ACT, Icy Hot, Cortizone-10 and Selsun Blue franchises, with strong A&P support to drive consumer trial of the new products and continued growth of the base business.
  Selling, general and administrative expenses (SG&A) decreased during the first six months of fiscal 2009 to $29.8 million or 12.5% as a percentage of total revenues, as compared to 12.9% for the first six months of fiscal 2008. SG&A decreased in the second quarter of fiscal 2009 to $14.3 million, or 11.8% as a percentage of total revenues for the second quarter of fiscal 2009, as compared to 13.0% in the prior year quarter.
  Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding one-time product recall expenses in fiscal 2008 was $86.3 million, or 36.3% of total revenues, for the first six months of fiscal 2009, up 7.6%, compared to $80.2 million, or 33.8% of total revenues, for the first six months of fiscal 2008. EBITDA was $46.7 million, or 38.4% of total revenues, for the second quarter of fiscal 2009, up 13.1%, as compared to $41.3 million, or 35.4% of total revenues, for the prior year quarter.
  For the first six months of fiscal 2009, cash flow from operations increased to $43.5 million, compared to $31.3 million in the year ago period. Free cash flow, defined as cash flow from operations less capital expenditures, was $41.3 million, compared to $28.8 million in the year ago period. Our total debt was reduced during the first half of fiscal 2009 by $49.7 million to $409.8 million as a result of the repayment of $21.0 million of senior bank debt and the issuance of 487,123 shares of our common stock on December 4, 2008 in exchange for $28.7 million of our 2% Convertible Senior Notes due 2013. As of the date of this release, no amounts are outstanding under our $100.0 million revolving line-of-credit, which matures in November 2010, our earliest maturing debt obligation.
  In the second quarter of fiscal 2009, we repurchased 491,392 shares of our common stock for approximately $26.1 million, or an average cost of $53.13 per share.

FISCAL 2009 GUIDANCE

We currently expect earnings per share in fiscal 2009 to be in the range of $4.80 - $4.90, excluding the non-cash stock option expense under SFAS 123R of $0.26 per share, any asset value impairment charge and any non-cash loss on debt extinguishment, which was $0.02 per share in the first six months of fiscal 2009.

NON-GAAP FINANCIAL MEASURES

In addition to presenting financial results in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, this earnings release also presents certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share, EBITDA, EBITDA excluding one-time product recall expenses and free cash flow. A reconciliation of adjusted net income, EBITDA and EBITDA excluding one-time product recall expenses to net income reported in accordance with U.S. GAAP for the first six months and second fiscal quarter of fiscal 2009 and fiscal 2008 is provided in the unaudited consolidated statements of income attached hereto. As discussed in this release, the Company defines free cash flow as cash flows from operations less capital expenditures. A reconciliation of free cash flow to cash flows from operations reported in accordance with U.S. GAAP is presented in the unaudited financial statements attached hereto. Chattem believes these non-GAAP financial measures provide both management and investors with additional insight into the Company’s operational strength and ongoing operating performance. These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with U.S. GAAP. See the accompanying Form 8-K under which this earnings financial release is furnished to the Securities and Exchange Commission for further discussion of the utility of these non-GAAP measures and the purposes for which they are used by management.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the estimated stock option expense under SFAS 123R and the fiscal 2009 earnings per share guidance. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to, the risk factors disclosed in our Annual Report on Form 10-K for the year ended November 30, 2008, as added or revised by our subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.

WEBCAST

Chattem will provide an online Web simulcast and rebroadcast of its second fiscal quarter conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com today, July 9, 2009, beginning at 8:30 a.m. ET. The online replay will follow shortly after the call and be available through July 16, 2009. Please note that the webcast requires Windows Media Player. For additional information please contact Robert Long, Vice President and Chief Financial Officer, at 423-822-4450.

About Chattem

Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company’s products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company’s portfolio of products includes well-recognized brands such as Icy Hot, Gold Bond, Selsun Blue, ACT, Cortizone-10 and Unisom. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company’s website: www.chattem.com.

CHATTEM, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended May 31,		For the Six Months Ended May 31,
	2009	2008	2009	2008

REVENUES	$121,830	$116,716	$237,922	$237,489

COSTS AND EXPENSES:
Cost of sales	37,131	32,641	72,388	67,374
Advertising and promotion	26,969	30,247	55,558	64,743
Selling, general and administrative	14,330	15,186	29,756	30,652
Product recall expenses	-	-	-	6,043
Total costs and expenses	78,430	78,074	157,702	168,812

INCOME FROM OPERATIONS	43,400	38,642	80,220	68,677

OTHER INCOME (EXPENSE):
Interest expense	(5,285)	(6,565)	(10,949)	(13,117)
Investment and other income, net	67	116	178	253
Loss on early extinguishment of debt	-	-	(696)	(526)
Total other income (expense)	(5,218)	(6,449)	(11,467)	(13,390)

INCOME BEFORE INCOME TAXES	38,182	32,193	68,753	55,287

PROVISION FOR INCOME TAXES	13,952	11,461	24,957	19,682

NET INCOME	$24,230	$20,732	$43,796	$35,605

DILUTED SHARES OUTSTANDING	19,219	19,518	19,403	19,592

NET INCOME PER COMMON SHARE (DILUTED)	$1.26	$1.06	$2.26	$1.82

NET INCOME (EXCLUDING DEBT EXTINGUISHMENT, SFAS 123R EXPENSE AND PRODUCT RECALL EXPENSES) PER COMMON SHARE (DILUTED):

Net income	$24,230	$20,732	$43,796	$35,605
Add:
Loss on early extinguishment of debt	-	-	696	526
SFAS 123R expense	2,064	1,241	3,543	2,580
Product recall expenses	-	-	-	6,043
Provision for income taxes	(756)	(442)	(1,539)	(3,257)

Net income (excluding debt extinguishment, SFAS 123R expense and product recall expenses)	$25,538	$21,531	$46,496	$41,497

Net income (excluding debt extinguishment, SFAS 123R expense and product recall expenses) per common share (diluted)	$1.33	$1.10	$2.40	$2.12

EBITDA RECONCILIATION (EXCLUDING PRODUCT RECALL EXPENSES):

Net income	$24,230	$20,732	$43,796	$35,605
Add:
Provision for income taxes	13,952	11,461	24,957	19,682
Interest expense, net (includes loss on early extinguishment of debt)	5,218	6,449	11,467	13,390
Depreciation and amortization (including SFAS 123R expense, less amounts included in interest)	3,331	2,682	6,077	5,459
EBITDA	$46,731	$41,324	$86,297	$74,136
Product recall expenses	-	-	-	6,043
EBITDA (excluding product recall expenses)	$46,731	$41,324	$86,297	$80,179

Depreciation & amortization (including SFAS 123R expense)	$3,955	$3,338	$7,328	$6,796
Capital expenditures	$1,474	$1,195	$2,234	$2,466

CASH FLOWS FROM OPERATIONS:	For the Six Months Ended May 31,
	2009	2008

Net Income	$43,796	$35,605
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,785	4,216
Deferred income taxes	8,487	8,898
Tax benefit realized from stock options exercised	(147)	(1,855)
Stock-based compensation expense	3,543	2,580
Loss on early extinguishment of debt	696	526
Other, net	(21)	135
Changes in operating assets and liabilities:
Accounts receivable	(10,459)	(11,692)
Inventories	(4,429)	906
Prepaid expenses and other current assets	(137)	(180)
Accounts payable and accrued liabilities	(1,625)	(7,850)
Net cash provided by operating activities	$43,489	$31,289

FREE CASH FLOW RECONCILIATION:

Net cash provided by operating activities	$43,489	$31,289
Less: Capital expenditures	(2,234)	(2,466)
Free cash flow	$41,255	$28,823

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

CHATTEM, INC.
SELECTED SUMMARY FINANCIAL DATA
(In thousands)
(Unaudited)

SELECTED INCOME STATEMENT DATA:

The following table sets forth, for the periods indicated, certain items from our Consolidated Statements of Income expressed as a percentage of total revenues:

	For the Three Months Ended		For the Six Months Ended
	May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008

TOTAL REVENUES	100%	100%	100%	100%

COSTS AND EXPENSES:
Cost of sales	30.5	28.0	30.4	28.4
Advertising and promotion	22.1	25.9	23.4	27.3
Selling, general and administrative	11.8	13.0	12.5	12.9
Product recall expenses	-	-	-	2.5
Total costs and expenses	64.4	66.9	66.3	71.1

INCOME FROM OPERATIONS	35.6	33.1	33.7	28.9

OTHER INCOME (EXPENSE):
Interest expense	(4.3)	(5.6)	(4.6)	(5.5)
Investment and other income, net	0.1	0.1	0.1	0.1
Loss on early extinguishment of debt	-	-	(0.3)	(0.2)
Total other income (expense)	(4.2)	(5.5)	(4.8)	(5.6)

INCOME BEFORE INCOME TAXES	31.4	27.6	28.9	23.3

PROVISION FOR INCOME TAXES	11.5	9.8	10.5	8.3

NET INCOME	19.9%	17.8%	18.4%	15.0%

SELECTED BALANCE SHEET DATA:	May 31, 2009	May 31, 2008

Cash and cash equivalents	$28,734	$11,975
Accounts receivable, net	$59,876	$55,445
Inventories	$45,398	$42,384
Accounts payable, accrued liabilities and bank overdraft	$39,948	$38,004

Senior bank debt	$106,000	$154,188
Subordinated debt	303,800	332,500
Total debt	$409,800	$486,688

SHARE REPURCHASE DATA:	For the Three Months Ended		For the Six Months Ended
	May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008

Shares repurchased	491	183	491	187
Cash paid for share repurchases	$26,107	$12,314	$26,107	$12,554

SUMMARY OF NET SALES:

Net sales by domestic product category and total international for the second quarter of fiscal 2009, as compared to the corresponding period in fiscal 2008, were as follows:

			Increase (Decrease)
	2009	2008	Amount	Percentage
Medicated skin care	$37,970	$34,471	$3,499	10%
Topical pain care	24,314	24,772	(458)	(2%)
Oral care	18,466	15,415	3,051	20%
Internal OTC's	11,686	13,274	(1,588)	(12%)
Medicated dandruff shampoos	9,724	8,707	1,017	12%
Dietary supplements	5,569	5,133	436	8%
Other OTC and toiletry products	8,369	6,919	1,450	21%
Total Domestic	116,098	108,691	7,407	7%
International revenues (including royalties)	5,732	8,025	(2,293)	(29%)
Total Revenues	$121,830	$116,716	$5,114	4%

Net sales by domestic product category and total international for the first six months of fiscal 2009, as compared to the corresponding period in fiscal 2008, were as follows:

			Increase (Decrease)
	2009	2008	Amount	Percentage
Medicated skin care	$79,427	$72,124	$7,303	10%
Topical pain care *	46,357	50,087	(3,730)	(7%)
Oral care	36,751	31,187	5,564	18%
Internal OTC's	23,050	24,484	(1,434)	(6%)
Medicated dandruff shampoos	19,087	19,286	(199)	(1%)
Dietary supplements	9,841	10,507	(666)	(6%)
Other OTC and toiletry products	12,493	12,331	162	1%
Total Domestic	227,006	220,006	7,000	3%
International revenues (including royalties)	10,916	17,483	(6,567)	(38%)
Total Revenues	$237,922	$237,489	$433	0%

* Includes Icy Hot Heat Therapy

CONTACT:
Chattem, Inc.
Robert Long
Vice President and Chief Financial Officer
423-822-4450